Exhibit (b)(1)

CHEVY CHASE BANK

PRIVATE BANKING REVOLVING LINE OF CREDIT

Principal	Loan Date	Maturity	Loan No.	Call/Coll	Account	Officer	Initials
$6,000,000.00	07-11-2003	07-11-2008	9001	6B0/1110	0117804	08610

References in the shaded area are for our use only and do not limit the applicability of this document to any particular loan or item.
Any item above containing “***” has been omitted due to text length limitations.

Borrower:	Robert W. Deutsch Florence K. Deutsch 8502 Arborwood Drive Baltimore, MD 21208	Lender:	Chevy Chase Bank, F.S.B. Private Banking 7501 Wisconsin Avenue, 12th Floor Bethesda, MD 20814

CREDIT LIMIT:	$6,000,000.00	DATE OF AGREEMENT: July 11, 2003

Introduction. This Private Banking Revolving Line of Credit (“Agreement”) governs your line of credit (the “Credit Line” or the “Credit Line Account”) issued through Chevy Chase Bank, F.S.B. In this Agreement, the words “Borrower,” “you,” “your,” and “Applicant” mean each and every person who signs this Agreement, including all Borrowers named above. The words “we,” “us,” “our,” and “Lender” mean Chevy Chase Bank, F.S.B. You agree to the following terms and conditions:

Promise to Pay. You promise to pay Chevy Chase Bank, F.S.B., or order, the total of all credit advances and FINANCE CHARGES, together with all costs and expenses for which you are responsible under this Agreement or under “a Pledge Agreement” which secures your Credit Line. You will pay your Credit Line according to the payment terms set forth below. If there is more than one Borrower, each is jointly and severally liable on thisAgreement. This means we can require any Borrower to pay all amounts due under this Agreement, including credit advances made to anyBorrower. Each Borrower authorizes any other Borrower, on his or her signature alone, to cancel the Credit Line, to request and receivecredit advances, and to do all other things necessary to carry out the terms of this Agreement. We can release any Borrower fromresponsibility under this Agreement, and the others willremain responsible.

Term. The term of your Credit Line will begin as of the date of this Agreement (“Opening Date”) and will continue as follows: until maturity or until demand is made under this Agreement or until this Credit Line is terminated for any reason. At that time, or any time thereafter, all outstanding principal, accrued interest and any other outstanding charges will be payable on demand. All indebtedness under this Agreement, if not already paid pursuant to the payment provisions below, will be due and payable at the end of this term. The draw period of your Credit Line will begin on a date, after the Opening Date, when the Agreement is accepted by us in the State of Maryland, following the perfection of the security agreement, and the meeting of all of our other conditions. You may obtain credit advances during this period (“Draw Period”). You agree that we may renew or extend the period during which you may obtain credit advances or make payments. You further agree that we may renew or extend your Credit Line Account.

Minimum Payment. Your “Regular Payment” will equal the amount of your accrued FINANCE CHARGES. You will make 59 of these payments. You will then be required to pay the entire balance owing in a single balloon payment. If you make only the minimum payments, you will not repay any of the principal balance by the end of this payment stream. Your payments will be due monthly. An increase in the ANNUAL PERCENTAGE RATE may increase the amount of your Regular Payment.

In any event, if your Credit Line balance falls below $50.00, you agree to pay your balance in full. You agree to pay not less than the Minimum Payment on or before the due date indicated on your periodic billing statement.

Balloon Payment. Your Credit Line Account is payable in full upon maturity in a single balloon payment. You must pay the entire outstanding principal, interest and any other charges then due. Unless otherwise required by applicable law, we are under no obligation to refinance the balloon payment at that time. You may be required to make payments out of other assets you own or find a lender, which may be us, willing to lend you the money. If you refinance the balloon, you may have to pay some or all of the closing costs normally associated with a new credit line account, even if you obtain refinancing from us.

How Your Payments Are Applied. Unless otherwise agreed or required by applicable law, payments and other credits will be applied first to Finance Charges; then to any amounts that exceed your Credit Limit; then to late charges and other charges; and then to unpaid principal.

Receipt of Payments. All payments must be made by a check, automatic account debit, electronic funds transfer, money order, or other instrument in U.S. dollars and must be received by us at the remittance address shown on your periodic billing statement. Payments received at that address prior to 2:00 PM Eastern Standard Time on any business day will be credited to your Credit Line as of the date received. If we receive payments at other locations, such payments will be credited promptly to your Credit Line, but crediting may be delayed for up to five (5) days after receipt.

Credit Limit. This Agreement covers a revolving line of credit for the principal amount of Six Million & 00/100 Dollars ($6,000,000.00), which will be your “Credit Limit” under this Agreement. You may borrow against the Credit Line, repay any portion of the amount borrowed, and re-borrow up to the amount of the Credit Limit. Your Credit Limit is the maximum amount you may have outstanding at any one time. You agree not to attempt, request, or obtain a credit advance that will make your Credit Line Account balance exceed your Credit Limit. Your Credit Limit will not be increased should you overdraw your Credit Line Account. If you exceed your Credit Limit, you agree to repay immediately the amount by which your Credit Line Account exceeds your Credit Limit, even if we have not yet billed you. Any amount greater than the Credit Limit will be secured by the security agreement covering your property.

Charges to your Credit Line. We may charge your Credit Line to pay other fees and costs that you are obligated to pay under this Agreement or any other document related to your Credit Line. Any amount so charged to your Credit Line will be a credit advance and will decrease the funds available, if any, under the Credit Line. However, we have no obligation to provide any of the credit advances referred to in this paragraph.

Effective Disbursement Date. The words “Effective Disbursement Date” as used in this Agreement mean a date, after the Opening Date, when the Agreement is accepted by us in the State of Maryland following the perfection of our security agreements and the meeting of all of our other conditions. You agree and understand that you may not receive any credit advance under your Credit Line until after the Effective Disbursement Date of this Agreement.

Credit Advances. After the Effective Disbursement Date of this Agreement, you may obtain credit advances under your Credit Line as follows:

Telephone Request. Requesting a credit advance from your Credit Line to be applied to your designated account by telephone. Except for transactions covered by the federal Electronic Fund Transfers Act and unless otherwise agreed in your deposit account agreement, you acknowledge and you agree that we do not accept responsibility for the authenticity of telephone instructions and that we will not be liable for any loss, expense, or cost arising out of any telephone request, including any fraudulent or unauthorized telephone request, when acting upon such instructions believed to be genuine.

Requests By Mail. Requesting an advance by mail.

Requests In Person. Requesting a credit advance in person at any of our authorized locations.

If there is more than one person authorized to use this Credit Line Account, you agree not to give us conflicting instructions, such as one of you telling us not to give advances to the other.

Transaction Requirements. The following transaction limitations will apply to the use of your Credit Line:

Telephone Request, Request By Mail and in Person Request Limitations. There are no transaction limitations for requesting an advance by telephone, requesting an advance by mail or requesting an advance in person.

Future Credit Line Services. Your application for this Credit Line also serves as a request to receive any new services (such as access devices) which may be available at some future time as one of our services in connection with this Credit Line. You understand that this request is voluntary and that you may refuse any of these new services at the time they are offered. You further understand that the terms and conditions of this Agreement, together with any specific terms covering the new service, will govern any transactions made pursuant to any of these services.

Right of Setoff. To the extent permitted by applicable law, we reserve a right of setoff in all your accounts with us (whether checking savings, or some other account), including without limitation, all accounts you may open in the future. However, this does not include any IRA or Keogh accounts, or any trust accounts for which setoff would be prohibited by law. You authorize us, to the extent permitted by applicable law, to change or setoff all sums owing on this Agreement against any and all such accounts, and, at our option, to administratively freeze all such accounts to allow us to protect our charge and setoff rights provided in this paragraph.

Periodic Statements. If you have a balance owing on your Credit Line Account or have any account activity, we will send you a periodic statement. It will show, among other things, credit advances, FINANCE CHARGES, other charges, payments made, other credits, your “Previous Balance,” and your “New Balance.” Your statement also will identify the Minimum Payment you must make for that billing period and the date it is due.

When FINANCE CHARGES Begin to Accrue. Periodic FINANCE CHARGES for credit advances under Credit Line will begin to accrue on the date credit advances are posted to your Credit line. There is no “free ride period” which would allow you to avoid a FINANCE CHARGE on your

PRIVATE BANKING REVOLVING LINE OF CREDIT

Loan No: 9001	(Continued)	Page 2

Credit line credit advances.

Method Used to Determine the Balance on Which the FINANCE CHARGE Will Be Computed. A daily FINANCE CHARGE will be imposed on all credit advances made under your Credit Line imposed from the date of each credit advance based on the “daily balance” method. To get the daily balance, we take the beginning balance of your Credit Line Account each day, add any new advances and subtract any payments or credits and any unpaid FINANCE CHARGES. This gives us the “daily balance.”

Method of Determining the Amount of FINANCE CHARGE. Any FINANCE CHARGE is determined by applying the “Periodic Rate” to the balance described herein. Then we add together the periodic FINANCE CHARGES for each day in the billing cycle. This is your FINANCE CHARGE calculated by applying a Periodic Rate.

Periodic Rate and Corresponding ANNUAL PERCENTAGE RATE. The Periodic Rate and the corresponding ANNUAL PERCENTAGE RATE on your Credit Line are subject to change from time to time based on changes in an independent index which is the “One Month LIBOR” as determined by the British Banker’s Association as the average of interbank offered rates for one month dollar deposits in the London market based on quotations at 16 major banks as published in The Wall Street Journal as of the first day of each month (the “Index”). The Index is not necessarily the lowest rate charged by us on our loans. If the Index becomes unavailable during the term of this Credit Line Account, we may designate a substitute index after notice to you. The ANNUAL PERCENTAGE RATE on your Credit Line is based upon the Index and the margin described below (“Margin”).

The Periodic Rate and the corresponding ANNUAL PERCENTAGE RATE on your Credit Line will increase or decrease as the Index increases or decreases from time to time. We will determine the Periodic Rate and the corresponding ANNUAL PERCENTAGE RATE as follows: We start with the current Index and then add a certain Margin as disclosed below. To determine the Periodic Rate that will apply to your account, we add a margin to the value of the Index, then divide the value by the number of days in a year (daily). To obtain the ANNUAL PERCENTAGE RATE we multiply the Periodic Rate by the number of days in a year (daily). This result is the ANNUAL PERCENTAGE RATE. In no event will the corresponding ANNUAL PERCENTAGE RATE be more than the lesser of 24.000% or the maximum rate allowed by applicable law. Adjustments to the Periodic Rate and the corresponding ANNUAL PERCENTAGE RATE resulting from changes in the Index will take effect monthly, as of the first business day of each month. Today the Index is 1.110% per annum, and therefore the initial ANNUAL PERCENTAGE RATE and the corresponding Periodic Rate on your Credit Line are as stated below:

Current Rates for the First Payment Stream

Range of Balance or Conditions	Margin Added to Index	ANNUAL PERCENTAGE RATE	Daily Periodic Rate
All Balances	1.700%	2.810%	0.00770%

Notwithstanding any other provision of this Agreement, we will not charge interest on any undisbursed loan proceeds. No matter what else may be stated in any other provision of this Agreement or in any other document you may have with us, you do not agree or intend to pay, and we do not agree or intend to charge any interest or fee for the Private Banking Revolving Line of Credit which would in any way cause us to contract for, charge or collect more for the Credit Line Account than the maximum we would be permitted to charge or collect by any applicable federal or Maryland state law. Any such excess interest or unauthorized fee will be applied first to reduce the unpaid principal balance of the Credit Line Account, and when the principal has been paid in full, be refunded to you.

Conditions Under Which Other Charges May Be Imposed. You agree to pay all the other fees and charges related to your Credit Line as set forth below:

Returned Items. You may be charged $32.00 if you pay your Credit Line obligations with a check, draft, or other item that is dishonored upon second presentment for any reason, unless applicable law requires a lower charge or prohibits any charge.

Fee to Stop Payment. Your Credit Line Account may be charged $30.00 when you request a stop payment on your account.

Miscellaneous Photocopying. If you request a copy of any document, we may charge your Credit Line Account $5.00 per item for the time it takes us to locate, copy, and mail the document to you. If your request is related to a billing error (see “Your Billing Rights” notice) and an error is found, we will reverse any photocopying charges.

Late Charge. In addition to our rights upon default, your payment will be late if it is not received by us within 16 days after the “Payment Due Date” shown on your periodic statement. If your payment is late we may charge you 10.000% of the payment or $25.00, whichever is greater.

Credit Line Check Printing Charge. Your Credit Line Account may be charged $10.00.

Other Charges. Your Credit Line Account may be charged the following other charges: Other Charges: Account Research $20.00 per hour. Telephone transfers: $15.00 each. Domestic wire transfers: $16.00 each. International wire transfers: $38.00 each. Lien release preparation: $15.00 each. Subordination Agreement. The amount of this other charge is: $250.00.

Right to Credit Advances. After the Effective Disbursement Date, we will honor your requests for credit advances up to your Credit Limit so long as: (A) you are not in default under the terms of this Agreement; (B) this Agreement has not been terminated or suspended; and (C) your Credit Line has not been cancelled as provided above in the section of this Agreement titled “Term.”

Default. We may declare you to be in default if any one or more of the following events occur: (A) you fail to pay a Minimum Payment when due; (B) an event of default occurs under the security agreement for the Property; (C) the Property is further encumbered in any way, voluntarily or involuntarily; (D) you die; (E) you make any false or misleading statements on your Credit Line application; (F) you violate any provision of this Agreement or any other agreement with us; (G) any garnishment, attachment, or execution is issued against any material asset owned by you; (H) you exceed your Credit Limit; (I) you file for bankruptcy or other insolvency relief, or an involuntary petition under the provisions of the Bankruptcy Code is filed against you.

Lender’s Rights. If you are in default, we will send notice to you setting forth a time period of at least fifteen (15) days within which such default may be cured. During this cure period, without notice, we may suspend your Credit Line as provided below. If such default is not cured during this period, we may either terminate or continue suspension of your Credit Line Account.

Suspension. If we suspend your Credit Line, you will lose the right to obtain further credit advances. However, all other terms of this Agreement will remain in effect and be binding upon you, including your liability for any further unauthorized use of any Credit Line access devices.

Termination. If we terminate your Credit Line, your Credit Line will be suspended and the entire unpaid balance of your Credit Line Account will be immediately due and payable, without prior notice except as may be required by law, and you agree to pay that amount plus all FINANCE CHARGES and other amounts due under this Agreement.

Collection Costs. Subject to any limits under applicable law, upon default, you agree to pay our attorneys’ fees and all of our other collection expenses, whether or not there is a lawsuit, including legal expenses for bankruptcy proceedings.

Delay in Enforcement. We may delay or waive the enforcement of any of our rights under this Agreement without losing that right or any other right. If we delay or waive any of our rights, we may enforce that right at any time in the future without advance notice. For example, not terminating your account for non-payment will not be a waiver of our right to terminate your account in the future if you have not paid.

Termination by you. If you terminate this Agreement, you must notify us. Despite termination, your obligations under this Agreement will remain in full force and effect until you have paid us all amounts due under this Agreement.

Prepayment. You may prepay all or any amount owing under this Credit Line at any time without penalty, except we will be entitled to receive all accrued FINANCE CHARGES, and other changes, if any. Payments in excess of your Minimum Payment will not relieve you of your obligation to continue to make your Minimum Payments. Instead, they will reduce the principal balance owned on the Credit Line. You agree not to send us payments marked “paid in full”, “without recourse”, or similar language. If you send such a payment, we may accept it without losing any of our rights under this Agreement, and you will remain obligated to pay any further amount owed to us. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes “payment in full” of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to: Chevy Chase Bank, F.S.B.; Private Banking; 7501 Wisconsin Avenue, 12th Floor; Bethesda, MD 20814.

Notices. All notices will be sent to your address as shown in your Credit Line application. Notices will be mailed to you at a different address if you give us written notice of a different address. You agree to advise us promptly us if you change your mailing address.

Credit Information and Related Matters. You authorize us to release information about you to third parties as described in our privacy policy and our Fair Credit Reporting Act notice, provided you did not opt out of the applicable policy, or as permitted by law. You agree that, upon our request, you will provide us with a current financial statement, a new credit application, or both, on forms provided by us. You also agree we may obtain credit reports on you at any time, at our sole option and expense, for any reason, including but not limited to determining whether there has been an adverse change in your financial condition. Based upon a material adverse change in your financial condition (such as termination of employment or loss of income), we may suspend your Credit Line. We may require a new appraisal of the Property which secures your Credit Line at any time, including an internal inspection, at our sole option and expense.

PRIVATE BANKING REVOLVING LINE OF CREDIT

Loan No: 9001	(Continued)	Page 3

Transfer or Assignment. Without prior notice or approval from you, we reserve the right to sell or transfer your Credit Line Account and our rights and obligations under this Agreement to another lender, entity, or person, and to assign our rights under the security agreement. Your rights under this Agreement belong to you only and may not be transferred or assigned. Your obligations, however, are binding on your heirs and legal representatives. Upon any such sale or transfer, we will have no further obligation to provide you with credit advances or to perform any other obligation under this Agreement.

JURY WAIVER. WE AND YOU EACH HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH WE OR YOU MAY BE PARTIES, ARISING OUT OF, OR IN ANY WAY PERTAINING TO, THIS AGREEMENT. IT IS AGREED THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY US AND YOU, AND WE AND YOU EACH HEREBY REPRESENT THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. YOU FURTHER REPRESENT THAT YOU HAVE BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF YOUR OWN FREE WILL, AND THAT YOU HAVE HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

CLARIFICATION OF GOVERNING LAW. Notwithstanding anything to the contrary in any of the documents, the parties agree that federal law governs the Agreement or Promissory Note, as the case may be, and Maryland law will apply only to the extent it is not otherwise superceded or preempted by federal law.

PRIVATE BANKING REVOLVING LINE OF CREDIT

Loan No: 9001	(Continued)	Page 5

TELEPHONE TRANSFER DISCLOSURE. To the extent permitted by applicable law, you may be liable for the amount of any unauthorized telephone transfers from your Credit Line to your deposit account with us. If you notify us within two days after learning of the unauthorized telephone transfer, your liability for unauthorized telephone transfers is limited to fifty dollars ($50.00). If you fail to notify us within such two day period, your liability is limited to five hundred dollars ($500.00), as long as you notify us within sixty days from the date of your statement which included the unauthorized telephone transfer. If you fail to notify us within such sixty day period, you may be liable for the entire amount of the unauthorized telephone transfer.

Governing Law. This Agreement will be governed by and interpreted in accordance with federal law and the laws of the State of Maryland. This Agreement has been accepted by us in the State of Maryland.

Caption Headings. Caption headings in this Agreement are for convenience purposes only and are not to be used to interpret or define the provisions of this Agreement.

Interpretation. You agree that this Agreement, together with the security agreement, is the best evidence of your agreements with us. If we go to court for any reason, we can use a copy, filmed or electronic, of any periodic statement, this Agreement, the security agreement or any other document to prove what you owe us or that a transaction has taken place. The copy, microfilm, microfiche, or optical image will have the same validity as the original. You agree that, except to the extent you can show there is a billing error, your most current periodic statement is the best evidence of your obligation to pay.

Severability. If a court finds that any provision of this Agreement is not valid or should not be enforced, that fact by itself will not mean that the rest of this Agreement will not be valid or enforced. Therefore a court will enforce the rest of the provisions of this Agreement even if a provision of this Agreement may be found to be invalid or unenforceable.

Arbitration. You and we agree that all disputes, claims and controversies between us whether individual, joint, or class in nature, arising from this Agreement or otherwise, including without limitation contract and tort disputes, shall be arbitrated pursuant to the Rules of the American Arbitration Association in effect at the time the claim is filed, upon request of either party. No act to take or dispose of any Property shall constitute a waiver of this arbitration agreement or be prohibited by this arbitration agreement. This includes, without limitation, obtaining injunctive relief or a temporary restraining order; invoking a power of sale under any deed of trust or mortgage; obtaining a writ of attachment or imposition of a receiver; or exercising any rights relating to personal property, including taking or disposing of such property with or without judicial process pursuant to Article 9 of the Uniform Commercial Code. Any disputes, claims, or controversies concerning the lawfulness or reasonableness of any act, or exercise of any right, concerning any Property, including any claim to rescind, reform, or otherwise modify any agreement relating to the Property, shall also be arbitrated, provided however that no arbitrator shall have the right or the power to enjoin or restrain any act of any party. Judgment upon any award rendered by any arbitrator may be entered in any court having jurisdiction. Nothing in this Agreement shall preclude any party from seeking equitable relief from a court of competent jurisdiction. The statute of limitations, estoppel, waiver, laches, and similar doctrines which would otherwise be applicable in an action brought by a party shall be applicable in any arbitration proceeding, and the commencement of an arbitration proceeding shall be deemed the commencement of an action for these purposes. The Federal Arbitration Act shall apply to the construction, interpretation, and enforcement of this arbitration provision.

Acknowledgment and Amendments. You understand and agree to the terms and conditions in this Agreement. You acknowledge that, subject to applicable laws, we have the right to change the terms and conditions of the Credit Line program. It we change the Periodic Rate and subsequent new credit advances are made under this Agreement, the entire balance will be subject to the new rates. You also understand and agree that you may be subject to other agreements with us regarding transfer instruments or access devices which may access your Credit Line. Any person signing below may request a modification to this Agreement, and, if granted, the modification will be binding upon all signers. By signing this Agreement, you acknowledge that you have read this Agreement. You also acknowledge receipt of a completed copy of this Agreement, including the Fair Credit Billing Notice.

Applicable Lending Law. This loan is being made under the terms and provisions of Subtitle 9 of Title 12 of the Maryland Commercial Law Article.

This Agreement is dated July 11, 2003.

THIS AGREEMENT IS GIVEN UNDER SEAL AND IT IS INTENDED THAT THIS AGREEMENT IS AND SHALL CONSTITUTE AND HAVE THE EFFECT OF A SEALED INSTRUMENT ACCORDING TO LAW.

BORROWER:

x	/s/ ROBERT W. DEUTSCH (SEAL)	x	/s/ FLORENCE K. DEUTSCH (SEAL)
	Robert W. Deutsch, Individually		Florence K. Deutsch, Individually

Effective Disbursement Date:

PRIVATE BANKING REVOLVING LINE OF CREDIT

Loan No: 9001	(Continued)	Page 4

BILLING ERROR RIGHTS

YOUR BILLING RIGHTS

KEEP THIS NOTICE FOR FUTURE USE

This notice contains important information about your rights and our responsibilities under the Fair Credit Billing Act.

Notify us in case of errors or questions about your bill.

If you think your bill is wrong, or if you need more information about a transaction on your bill, write us on a separate sheet at

Chevy Chase Bank, F.S.B.

Private Banking

7501 Wisconsin Avenue, 12th Floor

Bethesda, MD 20814

or at the address listed on your bill. Write to us as soon as possible. We must hear from you no later than sixty (60) days after we sent you the first bill on which the error or problem appeared. You can telephone us, but doing so will not preserve your rights.

In your letter, give us the following information:

Your name and account number.

The dollar amount of the suspected error.

Describe the error and explain, if you can, why you believe there is an error. If you need more information, describe the item you are not sure about.

If you have authorized us to pay your bill automatically from your savings or checking account, you can stop the payment on any amount you think is wrong. To stop the payment, your letter must reach us three (3) business days before the automatic payment is scheduled to occur.

Your rights and our responsibilities after we receive your written notice.

We must acknowledge your letter within thirty (30) days, unless we have corrected the error by then. Within ninety (90) days, we must either correct the error or explain why we believe the bill was correct.

After we receive your letter, we cannot try to collect any amount you question, or report you as delinquent. We can continue to bill you for the amount you question, including finance charges, and we can apply any unpaid amount against your Credit Limit. You do not have to pay any questioned amount while we are investigating, but you are still obligated to pay the parts of your bill that are not in question.

If we find that we made a mistake on your bill, you will not have to pay any finance charges related to any questioned amount. If we didn’t make a mistake, you may have to pay finance charges, and you will have to make up any missed payments on the questioned amount. In either case, we will send you a statement of the amount you owe and the date on which it is due.

If you fail to pay the amount that we think you owe, we may report you as delinquent. However, if our explanation does not satisfy you and you write to us within ten (10) days telling us that you still refuse to pay, we must tell anyone we report you to that you have a question about your bill. And, we must tell you the name of anyone we reported you to. We must tell anyone we report you to that the matter has been settled between us when it finally is.

If we don’t follow these rules, we can’t collect the first $50 of the questioned amount, even if your bill was correct.

CHEVY CHASE BANK

CONSUMER PLEDGE AGREEMENT

Principal	Loan Date	Maturity	Loan No.	Call/Coll	Account	Officer	Initials
$6,000,000.00	07-11-2003	07-11-2008	9001	6B0/1110	0117804	08610

References in the shaded area are for Lender’s use only and do not limit the applicability of this document to any particular loan or item.

Any item above containing “***” has been omitted due to text length limitations.

Grantor:	Robert W. Deutsch Florence K. Deutsch 8502 Arborwood Drive Baltimore, MD 21208	Lender:	Chevy Chase Bank, F.S.B. Private Banking 7501 Wisconsin Avenue, 12th Floor Bethesda, MD 20814

THIS CONSUMER PLEDGE AGREEMENT dated July 11, 2003, is entered into between Robert W. Deutsch and Florence K. Deutsch (referred to below as “I”) and Chevy Chase Bank, F.S.B. (referred to below as “Lender”).

GRANT OF SECURITY INTEREST. To secure the Indebtedness described below (including all obligations under the Credit Agreement and this Agreement), I grant to Lender a security interest in all of the Property described below. I understand that the following statements set forth my responsibilities, as well as Lender’s rights concerning the Property. I agree as follows:

PROPERTY DESCRIPTION. The word “Property” as used in this Agreement means all of my property (however owned if more than one), in the possession of Lender (or in the possession of a third party subject to the control of Lender), whether existing now or later and whether tangible or intangible in character, including without limitation each and all of the following:

Securities account number 61-7010020, in the name of R W & F K Deutsch maintained at Brown Investment Advisory & Trust Company.

In addition, the word “Property” includes all of my property (however owned), in the possession of Lender (or in the possession of a third party subject to the control of Lender), whether now or hereafter existing and whether tangible or intangible in character, including without limitation each of the following:

(A)	All property to which Lender acquires title or documents of title.

(B)	All property assigned to Lender.

(C)	All promissory notes, bills of exchange, stock certificates, bonds, savings passbooks, time certificates of deposit, insurance policies, and all other instruments and evidences of an obligation.

(D)	All records relating to any of the property described inthis Property section, whether inthe form of a writing, microfilm, microfiche, or electronic media.

(E)	All Income and Proceeds from the Property as defined herein.

CROSS-COLLATERALIZATION. In addition to the Credit Agreement, this Agreement secures all amounts I owe to Lender, whether owed now or later. This means that every loan I have now or obtain later with Lender is secured by this Agreement. This Agreement also secures all other amounts and obligations that I may owe to Lender (such as an overdraft on a checking account).

RIGHT OF SETOFF. To the extent permitted by applicable law, Lender reserves a right of setoff in all my accounts with Lender (whether checking, savings, or some other account). This includes all accounts I hold jointly with someone else and all accounts I may open in the future. However, this does not include any IRA or Keogh accounts, or any trust accounts for which setoff would be prohibited by law. I authorize Lender, to the extent permitted by applicable law, to charge or setoff all sums owing on the Indebtedness against any and all such accounts, and, at Lender’s option, to administratively freeze all such accounts to allow Lender to protect Lender’s charge and setoff rights provided in this paragraph.

REPRESENTATIONS AND PROMISES WITH RESPECT TO GRANTOR. I represent and promise to Lender that my correct legal name and address is: Robert W. Deutsch, 8502 Arborwood Drive, Baltimore, MD 21208; and Florence K. Deutsch, 8502 Arborwood Drive, Baltimore, MD 21208.

REPRESENTATIONS AND PROMISES WITH RESPECT TO THE PROPERTY. I represent and promise to Lender that:

Ownership. I am the lawful owner of the Property. The Property is free of all loans, liens, mortgages, and claims of others except for those I have disclosed to Lender in writing, and which have been accepted by Lender, prior to my signing of this Agreement.

Right to Pledge. I have the full right, power and authority to enter into this Agreement and to grant a security interest in the Property to Lender.

Delivery of Pledged Property. If I am unable to deliver any portion of the Property to Lender at the time this Agreement is signed, or if I should ever withdraw or obtain temporary possession of any of the Property while this Agreement remains in effect, whether under a trust receipt or otherwise, I agree to immediately deliver to Lender such Property or, alternatively, such substitute or replacement Property that may be then satisfactory to Lender.

No Further Transfer. I have not and will not sell, transfer, mortgage, or otherwise dispose of any of my rights in the Property except as allowed in this Agreement.

No Defaults. There are no defaults existing under the Property, and there are no offsets or counterclaims to the same. I will strictly and promptly do everything required of me under all the terms, conditions, promises, and agreements contained in or relating to the Property.

Validity; Binding Effect. This Agreement is binding upon me and my successors and assigns and is legally enforceable in accordance with its terms.

Financing Statements. I authorize Lender to file a UCC-1 financing statement, or alternatively, a copy of this Agreement to perfect Lender’s security interest. At Lender’s request, I additionally agree to sign all other documents that are necessary to perfect, protect, and continue Lender’s security interest in the Property. I will pay all filing fees, title transfer fees, and other fees and costs involved unless prohibited by law or unless Lender is required by law to pay such fees and costs. I irrevocably appoint Lender as my attorney-in-fact to execute financing statements and documents of title in my name and to execute all documents necessary to transfer title if there is a default. Lender may file a copy of this Agreement as a financing statement. If I change my name or address, or the name or address of any person granting a security interest under this Agreement changes, I will promptly notify the Lender of such change.

LENDER’S RIGHTS AND OBLIGATIONS WITH RESPECT TO THE PROPERTY. Lender may hold the Property until all Indebtedness has been paid. Thereafter Lender may deliver the Property to me or to any other owner of the Property. Lender will have the following rights in addition to all other rights Lender may have by law:

Maintenance and Protection of Property. Lender may do such things as it thinks necessary or desirable to protect, maintain, insure, store, or care for the Property, including paying of any liens or claims against the Property. This may include such things as hiring other people, such as attorneys, appraisers or other experts. Lender may charge me for any cost incurred in so doing. When applicable law provides more than one method of perfection of Lender’s security interest, Lender may choose the method(s) to be used. If the Property consists of stock, bonds or other investment property for which no certificate has been issued, I agree, at Lender’s request, either to request issuance of an appropriate certificate or to give instructions on Lender’s forms to the issuer, transfer agent, mutual fund company, or broker, as the case may be, to record on its books or records Lender’s security interest in the Property.

Income and Proceeds from the Property. Lender may receive all Income and Proceeds and add it to the Property held by Lender under this Agreement. If I receive any Income and Proceeds from the Property, and if Lender requires me to do so, I immediately will advise Lender. If Lender requests, I will deliver the Income and Proceeds to Lender immediately upon my receipt in the exact form received. Unless permitted by Lender, I will not mix the Income and Proceeds with any of my accounts or other property, and if required by Lender, I will deliver the Income and Proceeds to Lender whether the Income and Proceeds are in addition to, in discharge of, in substitution of, or in exchange for any of the Property.

Application of Cash. Lender, at its option, may apply any cash (whether included in the Property or received as Income or proceeds of a sale of any of the Property) to the payment of part or all of the Indebtedness, whether or not the Indebtedness is then due.

Modifying the Indebtedness. Lender may (a) extend time for payment or other performance, (b) grant a renewal or change, or (c) compromise or release any obligation, with any one or more Borrowers, endorsers, or guarantors of the Indebtedness, as Lender deems advisable, without obtaining my prior written consent. No such act or failure to act will affect Lender’s rights against me or the Property.

All Property Secures Indebtedness. All Property will be security for the Indebtedness, whether the Property is located at one or more offices or branches of Lender. This will be the case whether or not the office or branch where I obtained my loan knows about the Property or relies upon the Property as security.

Collection of Property. Lender at Lender’s option may, but need not, collect the Income and Proceeds directly from the Obligors. I authorize

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Loan No: 9001	(Continued)	Page 2

and direct the Obligors, if Lender decides to collect the Income and Proceeds, to pay and deliver to Lender all Income and Proceeds from the Property and to accept Lender’s receipt for the payments.

Power of Attorney. I appoint Lender as my attorney-in-fact, with full power to act for me. This power of attorney will remain in effect until all Indebtedness is paid in full. Lender, as my attorney-in-fact, may among other things (1) demand, collect, receive, receipt for, sue and recover all Income and Proceeds and other sums and other property which may now or hereafter become due, owing or payable from the Obligors in accordance with the terms of the Property; (2) execute, sign and endorse any and all instruments, receipts, checks, drafts and warrants issued as Income and Proceeds or in payment for the Property; (3) settle or compromise any and all claims arising under the Property and, in my place and name, execute and deliver its release and acquitance for me; (4) file any claim or claims or take any action or institute or take part in any proceedings, either in Lender’s own name or in my name, or otherwise, which in Lender’s opinion may seem to be necessary or advisable; and (5) execute in my name and deliver to the Obligors on my behalf, at the time and in the manner specified by the Property, any necessary instruments or documents, including without limitation, instruments or documents to request an appropriate certificate or to execute appropriate instructions instructing the issuer, transfer agent, mutual fund company, or broker, as the case may be, to record on its books or records by book entry, initial transaction statement, registered pledge or otherwise, Lender’s security interest in the Property.

LENDER’S EXPENDITURES. If I fail (A) to keep the Property free of all taxes, liens, security interests, encumbrances, and other claims, (B) to provide any required insurance on the Property, or (C) to make repairs to the Property then Lender may do so. If any action or proceeding is commenced that would materially affect Lender’s interests in the Property, then Lender on my behalf may, but is not required to, take any action that Lender believes to be appropriate to protect Lender’s interests. All expenses incurred or paid by Lender for such purposes will then bear interest at the rate charged under the Credit Agreement from the date incurred or paid by Lender to the date of repayment by me. All such expenses will become a part of the Indebtedness and, at Lender’s option, will (A) be payable on demand; or (B) be added to the balance of the Credit Agreement and be apportioned among and be payable with any installment payments to become due during either (1) the term of any applicable insurance policy; or (2) the remaining term of the Credit Agreement. The Agreement also will secure payment of these amounts. The rights provided for in this paragraph shall be in addition to any other rights or any remedies to which Lender may be entitled on account of any default. Any such action by Lender shall not be construed as curing the default so as to bar Lender from any remedy that it otherwise would have had.

LIMITATIONS ON OBLIGATIONS OF LENDER. Lender will use ordinary reasonable care in the physical preservation and custody of the Property in Lender’s possession, but will have no other obligation to protect the Property or its value. Lender will not be responsible for (A) collecting or protecting any income from the Property; (B) preserving rights against parties to the Property or against third persons; (C) ascertaining any maturities, calls, conversions, exchanges, offers, tenders, or similar matters relating to any of the Property; or (D) informing me about any of these matters, whether or not Lender has or is deemed to have knowledge of such matters. Except as provided above, Lender will have no responsibility or liability whatsoever to me or to anyone else for any deterioration or decrease in the value of the Property.

DEFAULT. I will be in default if any of the following happens:

Payment Default. I fail to make any payment when due under the Indebtedness.

Break Other Promises. I break any promise made to Lender or fail to perform promptly at the time and strictly in the manner provided in this Agreement or in any agreement related to this Agreement.

False Statements. Any representation or statement made or furnished to Lender by me or on my behalf under this Agreement or the Related Documents is false or misleading in any material respect, either now or at the time made or furnished.

Death or Insolvency. I die or become incompetent or insolvent, a receiver is appointed for any part of my property, I make an assignment for the benefit of creditors, or any proceeding is commenced either by me or against me under any bankruptcy or insolvency laws.

Taking of the Property. Any creditor or governmental agency tries to take any of the Property or any other of my property in which Lender has a lien. This includes taking of, garnishing of or levying on my accounts with Lender. However, if I dispute in good faith whether the claim on which the taking of the Property is based is valid or reasonable, and if I give Lender written notice of the claim and furnish Lender with monies or a surety bond satisfactory to Lender to satisfy the claim, then this default provision will not apply.

Defective Collateralization. This Agreement or any of the Related Documents ceases to be in full force and effect (including failure of any collateral document to create a valid and perfected security interest or lien) at any time and for any reason.

Property Damage or Loss. The Property is lost, stolen, substantially damaged, sold, or borrowed against.

Insufficient Market Value of Securities. The loan to value ratio (defined as the total outstanding principal balance of the Credit Agreement and any other Indebtedness divided by the value of the Property excluding close held securities, as determined by Lender) exceeds sixty percent (60%); and as a result of the deterioration of the market value of the Property, I do not, by the close of business on the next business day after I have received notice from Lender of the deterioration, either (1) reduce the amount of the Indebtedness in this loan as required by Lender or (2) pledge or grant an additional security interest to increase the value of the Property as required by Lender.

Events Affecting Guarantor. Any of the preceding events occurs with respect to any guarantor, endorser, surety, or accommodation party of any of the Indebtedness or any guarantor, endorser, surety, or accommodation party dies or becomes incompetent, or revokes or disputes the validity of, or liability under, any Guaranty of the Indebtedness. In the event of a death, Lender, at its option, may, but shall not be required to, permit the guarantor’s estate to assume unconditionally the obligations arising under the guaranty in a manner satisfactory to Lender, and, in doing so, cure any Event of Default.

Cure Provisions. If any default, other than a default in payment or failure to satisfy Lender’s requirement in the Insufficient Market Value of Securities section is curable and if I have not been given a notice of a breach of the same provision of this Agreement within the preceding twelve (12) months, it may be cured (and no event of default will have occurred) if I, after receiving written notice from Lender demanding cure of such default: (1) cure the default within fifteen (15) days; or (2) if the cure requires more than fifteen (15) days, immediately initiate steps which Lender deems in Lender’s sole discretion to be sufficient to cure the default and thereafter continue and complete all reasonable and necessary steps sufficient to produce compliance as soon as reasonably practical.

RIGHTS AND REMEDIES ON DEFAULT. If I am in default under this Agreement, Lender may do any or all of the following:

Accelerate Indebtedness. Lender may, subject to any cure and notice provisions required by law, declare all Indebtedness immediately due and payable, without notice.

Collect the Property. Collect any of the Property, and, at Lender’s option and to the extent permitted by applicable law, retain possession of the Property while suing on the Indebtedness.

Sell the Property. Sell the Property, at Lender’s discretion, as a unit or in parcels, at one or more public or private sales. Unless the Property is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Lender shall give or mail to me, and other persons as required by law, reasonable notice of the time and place of any public sale, or of the time after which any private sale may be made. I agree that any requirement of reasonable notice is satisfied if Lender mails notice by ordinary mail addressed to me at the last address I have given Lender in writing. I further agree that such notice is sent within a reasonable time if it is sent at least ten (10) days in advance of the time of sale or disposition, except as otherwise required by applicable law. If public sale is held, there will be sufficient compliance with all requirements of notice to the public by a single publication in any newspaper of general circulation in the county where Lender is located. The notice will set forth the time and place of sale and a brief description of the property to be sold. Lender may be a purchaser at any public sale.

Rights and Remedies with Respect to Investment Property, Financial Assets and Related Collateral. In addition to other rights and remedies granted under this Agreement and under applicable law, Lender may exercise any or all of the following rights and remedies: (1) register with any issuer or broker or other securities intermediary any of the Property consisting of investment property or financial assets (collectively herein, “investment property”) in Lender’s sole name or in the name of Lender’s broker, agent or nominee; (2) cause any issuer, broker or other securities intermediary to deliver to Lender any of the Property consisting of securities, or investment property capable of being delivered; (3) enter into a control agreement or power of attorney with any issuer or securities intermediary with respect to any Property consisting of investment property, on such terms as Lender may deem appropriate, in its sole discretion, including without limitation, an agreement granting to Lender any of the rights provided hereunder without further notice to or consent by me; (4) execute any such control agreement on my behalf and in my name, and hereby irrevocable appoint Lender as agent and attorney-in-fact, coupled with an interest, for the purpose of executing such control agreement on my behalf; (5) exercise any and all rights of Lender under any such control agreement or power of attorney; (6) exercise any voting, conversion, registration, purchase, option or other rights with respect to any Property; (7) collect, with or without legal action, and issue receipts concerning any notes, checks, drafts, remittances or distributions that are paid or payable with respect to any Property consisting of investment property. Any control agreement entered with respect to any investment property shall contain the following provisions, at Lender’s discretion. Lender shall be authorized to instruct the issuer, broker, or other securities intermediary to take or to refrain from taking such actions with respect to the investment property as Lender may instruct, without further notice to or consent by me. Such actions may include without limitation the issuance of entitlement orders, account instructions, general trading or buy or sell orders, transfer and redemption orders, and stop loss orders. Lender shall be further entitled to instruct the issuer, broker or securities intermediary to sell or to liquidate any investment property, or to pay the cash surrender or account termination value with respect to any and all investment property, and to deliver all such payments and liquidation proceeds to Lender. Any such control agreement shall contain such authorizations as are necessary to place Lender in “control” of such investment collateral, as contemplated under the provisions of the Uniform Commercial Code, and shall fully authorize Lender to issue “entitlement orders”

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Loan No: 9001	(Continued)	Page 3

concerning the transfer, redemption, liquidation or disposition of investment collateral, in conformance with the provisions of the Uniform Commercial Code.

Sell Securities. Sell any securities included in the Property in a manner consistent with applicable federal and state securities laws. If, because of restrictions under such laws, Lender is unable, or believes Lender is unable, to sell the securities in an open market transaction, I agree that Lender will have no obligation to delay sale until the securities can be registered. Then Lender may make a private sale to one or more persons or to a restricted group of persons, even though such sale may result in a price that is less favorable than might be obtained in an open market transaction. Such a sale will be considered commercially reasonable. If any securities held as Property are “restricted securities” as defined in the Rules of the Securities and Exchange Commission (such as Regulation D or Rule 144) or the rules of state securities departments under state “Blue Sky” laws, or if I or any other owner of the Property is an affiliate of the issuer of the securities, I agree that neither I, nor any member of my family, nor any other person signing this Agreement will sell or dispose of any securities of such issuer without obtaining Lender’s prior written consent.

Transfer Title. Transfer title to the Property upon the sale of all or part of the Property. For this purpose, I irrevocably appoint Lender as my attorney-in-fact to execute such endorsements, assignments and instruments in my name as Lender in Lender’s judgment may think to be necessary or reasonable.

Other Rights and Remedies. Exercise any or all of the rights and remedies of a secured creditor under the provisions of the Uniform Commercial Code, at law, in equity, or otherwise.

Application of Proceeds. Apply any cash which is part of the Property or Income or which is received from the collection or sale of the Property as follows: (a) to reimbursement of Lender expenses incurred in connection with costs of securities registration or commissions incurred in connection with a sale, and other costs of sale; (b) to the payment of the Indebtedness; and (c) any excess funds to be paid to me or to any other Borrower as our interests may appear. I agree, to the extent permitted by law, to pay any deficiency remaining after application of the proceeds of the Property to the Indebtedness.

Election of Remedies. All of Lender’s rights and remedies will be cumulative and may be exercised alone or together. An election by Lender to choose any one remedy will not bar Lender from using any other remedy. If Lender decides to spend money or to perform any of my obligations under this Agreement, after my failure to do so, that decision by Lender will not affect Lender’s right to declare me in default and to exercise Lender’s remedies.

INVESTMENT PARAMETERS AND COLLATERAL QUALITY. The Borrower hereby covenants and agrees to abide at all times by the following investment parameters for any Property or Collateral consisting of marketable securities: (1) Stocks must at all times have a minimum price per share of Ten and No/100 Dollars ($10.00) and must be traded on the New York Stock Exchange, the American Stock Exchange or the National Association of Securities Dealers Automated Quotation System; (2) Bonds must be rated AA or higher at the time of purchase. Borrower further acknowledges and agrees that the Property or Collateral must at all times be of a quality, as determined by the Lender in its sole and absolute discretion, that is acceptable to the Lender.

MISCELLANEOUS PROVISIONS. The following miscellaneous provisions are a part of this Agreement:

Amendments and Interpretation. (1) What is written in this Agreement is my entire agreement with Lender concerning the Property. This Agreement may not be changed except by another written agreement between us. (2) If more than one person signs below, our obligations are joint and several. This means that the words “I,” “me,” and “my” mean each and every person or entity signing this Agreement, and that, if Lender brings a lawsuit, Lender may sue any one or more of us. I also understand Lender need not sue Borrower first, and that Borrower need not be joined in any lawsuit. (3) The names given to paragraphs or sections in this Agreement are for convenience purposes only. They are not to be used to interpret or define the provisions of this Agreement. (4) I agree that this Agreement is the best evidence of my agreements with Lender.

Arbitration. I and Lender agree that all disputes, claims and controversies between us whether individual, joint, or class in nature, arising from this Agreement or otherwise, including without limitation contract and tort disputes, shall be arbitrated pursuant to the Rules of the American Arbitration Association in effect at the time the claim is filed, upon request of either party. No act to take or dispose of any Property shall constitute a waiver of this arbitration agreement or be prohibited by this arbitration agreement. This includes, without limitation, obtaining injunctive relief or a temporary restraining order; invoking a power of sale under any deed of trust or mortgage; obtaining a writ of attachment or imposition of a receiver; or exercising any rights relating to personal property, including taking or disposing of such property with or without judicial process pursuant to Article 9 of the Uniform Commercial Code. Any disputes, claims, or controversies concerning the lawfulness or reasonableness of any act, or exercise of any right, concerning any Property, including any claim to rescind, reform, or otherwise modify any agreement relating to the Property, shall also be arbitrated, provided however that no arbitrator shall have the right or the power to enjoin or restrain any act of any party. Judgment upon any award rendered by any arbitrator may be entered in any court having jurisdiction. Nothing in this Agreement shall preclude any party from seeking equitable relief from a court of competent jurisdiction. The statute of limitations, estoppel, waiver, laches, and similar doctrines which would otherwise be applicable in an action brought by a party shall be applicable in any arbitration proceeding, and the commencement of an arbitration proceeding shall be deemed the commencement of an action for these purposes. The Federal Arbitration Act shall apply to the construction, interpretation, and enforcement of this arbitration provision.

Attorneys’ Fees; Expenses. I agree that if Lender hires an attorney to help enforce this Agreement, I will pay, subject to any limits under applicable law, Lender’s attorneys’ fees and all of Lender’s other collection expenses, whether or not there is a lawsuit and including without limitation additional legal expenses for bankruptcy proceedings.

Caption Headings. Caption headings in this Agreement are for convenience purposes only and are not to be used to interpret or define the provisions of this Agreement.

Governing Law. This Agreement will be governed by and interpreted in accordance with federal law and the laws of the State of Maryland. This Agreement has been accepted by Lender in the State of Maryland.

JURY WAIVER. LENDER AND I EACH HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH LENDER OR I MAY BE PARTIES, ARISING OUT OF, OR IN ANY WAY PERTAINING TO, THIS AGREEMENT. IT IS AGREED THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY LENDER AND ME, AND LENDER AND I EACH HEREBY REPRESENT THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. I FURTHER REPRESENT THAT I HAVE BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF MY OWN FREE WILL, AND THAT I HAVE HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

Notices. Any notice required to be given under this Agreement shall be given in writing, and shall be effective when actually delivered, if hand delivered, when actually received by telefacsimile (unless otherwise required by law), when deposited with a nationally recognized overnight courier, or, if mailed, when deposited in the United States mail, as first class, certified or registered mail postage prepaid, directed to the addresses shown near the beginning of this Agreement. Any person may change his or her address for notices under this Agreement by giving formal written notice to the other person or persons, specifying that the purpose of the notice is to change the person’s address. For notice purposes, I agree to keep Lender informed at all times of my current address. Unless otherwise provided or required by law, if there is more than one Grantor, any notice given by Lender to any Grantor is deemed to be notice given to all Grantors. It will be my responsibility to tell the others of the notice from Lender.

No Waiver by Lender. I understand Lender will not give up any of Lender’s rights under this Agreement unless Lender does so in writing. The fact that Lender delays or omits to exercise any right will not mean that Lender has given up that right. If Lender does agree in writing to give up one of Lender’s rights, that does not mean I will not have to comply with the other provisions of this Agreement. I also understand that if Lender does consent to a request, that does not mean that I will not have to get Lender’s consent again if the situation happens again. I further understand that just because Lender consents to one or more of my requests, that does not mean Lender will be required to consent to any of my future requests. I waive presentment, demand or payment, protest, and notice of dishonor.

Severability. If a court finds that any provision of this Agreement is not valid or should not be enforced, that fact by itself will not mean that the rest of this Agreement will not be valid or enforced. Therefore, a court will enforce the rest of the provisions of this Agreement even if a provision of this Agreement may be found to be invalid or unenforceable.

Successors and Assigns. Subject to any limitations stated in this Agreement on transfer of my interest, this Agreement shall be binding upon and inure to the benefit of the parties, their heirs, personal representatives, successors and assigns. If ownership of the Property becomes vested in a person other than me, Lender, without notice to me, may deal with my successors with reference to this Agreement and the Indebtedness by way of forbearance or extension without releasing me from the obligations of this Agreement or liability under the Indebtedness.

Time is of the Essence. Time is of the essence in the performance of this Agreement.

DEFINITIONS. The following words shall have the following meanings when used in this Agreement:

Agreement. The word “Agreement” means this Consumer Pledge Agreement, as this Consumer Pledge Agreement may be amended or modified

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Loan No: 9001	(Continued)	Page 4

from time to time, together with all exhibits and schedules attached to this Consumer Pledge Agreement from time to time.

Borrower. The word “Borrower” means Robert W. Deutsch and Florence K. Deutsch, and all other persons and entities signing the Credit Agreement.

Credit Agreement. The words “Credit Agreement” mean the note or credit agreement dated July 11, 2003, in the principal amount of $6,000,000.00 from Robert W. Deutsch and Florence K. Deutsch to Lender, together with all modifications of and renewals, replacements, and substitutions for the note or credit agreement.

Event of Default. The words “Event of Default” mean any of the events of default set forth in this Agreement in the default section of this Agreement.

Grantor. The word “Grantor” means Robert W. Deutsch and Florence K. Deutsch.

Guaranty. The word “Guaranty” means the guaranty from guarantor, endorser, surety, or accommodation party to Lender, including without limitation a guaranty of all or part of the Credit Agreement.

Income and Proceeds. The words “Income and Proceeds” mean all present and future income, proceeds, earnings, increases, and substitutions from or for the Property of every kind and nature, including without limitation all payments, interest, profits, distributions, benefits, rights, options, warrants, dividends, stock dividends, stock splits, stock rights, regulatory dividends, subscriptions, monies, claims for money due and to become due, proceeds of any insurance on the Property, shares of stock of different par value or no par value issued in substitution or exchange for shares included in the Property, whether voluntary or involuntary, by agreement or by operation of law, and all other property I am entitled to receive on account of such Property, including accounts, documents, instruments, chattel paper, and general intangibles.

Indebtedness. The word “Indebtedness” means the indebtedness evidenced by the Credit Agreement or Related Documents, including all principal and interest together with all other indebtedness and costs and expenses for which I am responsible under this Agreement or under any of the Related Documents.

Lender. The word “Lender” means Chevy Chase Bank, F.S.B., its successors and assigns. The words “successors or assigns” mean any person or company that acquires any interest in the Credit Agreement.

Obligor. The word “Obligor” means each and every person or company that is obligated to pay money or to perform some other act under the Property such as the person who pays dividends on stock.

Property. The word “Property” means all of my right, title and interest in and to all the Property as described in the “Property Description” section of this Agreement.

Related Documents. The words “Related Documents” mean all promissory notes, credit agreements, loan agreements, environmental agreements, guaranties, security agreements, mortgages, deeds of trust, security deeds, collateral mortgages, and all other instruments, agreements and documents, whether now or hereafter existing, executed in connection with the Indebtedness.

I HAVE READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS CONSUMER PLEDGE AGREEMENT AND AGREE TO ITS TERMS. THIS AGREEMENT IS DATED JULY 11, 2003.

THIS AGREEMENT IS GIVEN UNDER SEAL AND IT IS INTENDED THAT THIS AGREEMENT IS AND SHALL CONSTITUTE AND HAVE THE EFFECT OF A SEALED INSTRUMENT ACCORDING TO LAW.

GRANTOR:

x	/s/ ROBERT W. DEUTSCH (SEAL)	x	/s/ FLORENCE K. DEUTSCH (SEAL)
	Robert W. Deutsch, Individually		Florence K. Deutsch, Individually

ACCOUNT CONTROL AGREEMENT

Date: July 11, 2003

Chevy Chase Bank, F.S.B. (“Creditor”); Robert W. Deutsch & Florence K. Deutsch (individually and collectively, “Borrower”); and Brown Investment Advisory & Trust Company (“Broker”) hereby agree as follows:

PREAMBLE:

1.	Broker has established a securities account number 61-7010020 in the name of R W & F K Deutsch (the “Account”).

2.	Borrower has granted Creditor a security interest in the Account pursuant to agreement dated July 14, 2003.

3.	Creditor, Borrower and Broker are entering into this Agreement to provide for the control of the Account and to perfect the security of Creditor in the Account.

TERMS:

Section 1. The Account. Broker hereby represents and warrants to Creditor and Borrower that (a) the Account has been established in the name of Borrower as recited above, (b) Exhibit A attached hereto is a complete and accurate statement of the Account and the financial assets carried therein and any free credit balance thereunder as of the date thereof, (c) Exhibit A does not reflect any financial assets which are endorsed to Broker in blank, (d) the security entitlements arising out of the financial assets carried in the Account and such free credit balance are valid and legally binding obligations of Broker, and (e) except for the claims and interest of Creditor and Borrower in the Account (subject to any claim in favor of Broker permitted under Section 2), Broker does not know of any claim to or interest in the Account. Broker will treat all property held by it in the Account as financial assets under Article 8 of the Uniform Commercial Code of the State of Maryland.

Section 2. Priority of Lien. Broker hereby acknowledges the security interest granted to Creditor by Borrower. Broker hereby confirms that the Account is a cash account and that it will not advance any margin or other credit to Borrower therein, either directly by executing purchase orders in excess of any credit balance or money market mutual funds held in the Account, executing sell orders on securities not held in the Account or by allowing him to trade in instruments such as options and commodities contracts that create similar obligations, nor hypothecate any securities carried in the Account. Broker hereby waives and releases all liens, encumbrances, claims and rights of setoff it may have against the Account or any financial asset carried in the Account or any credit balance in the Account and agrees that, except for payment of its customary fees and commission pursuant to the Customer Agreement, it will not assert any such lien, encumbrance, claim or right against the Account or any financial asset carried in the Account or any credit balance in the Account. Broker will not agree with any third party that Broker will comply with entitlement orders concerning the Account originated by such third party without the prior written consent of Creditor and Borrower.

Section 3. Control. Broker will comply with entitlement orders originated by Creditor concerning the Account without further consent by Borrower. Except as otherwise provided in Section 2 above and 5 below, Broker shall make trades of financial assets held in the Account at the direction of Borrower, or their authorized representatives, and comply with entitlement orders concerning the Account from Borrower, or their authorized representatives until such time as Creditor delivers a written notice to Broker that Creditor is thereby exercising exclusive control over the Account. Such notice may be referred to herein as the “Notice of Exclusive Control.” After Broker receives the Notice of Exclusive Control, it will immediately cease complying with entitlement orders or other directions concerning the Account originated by Borrower or their representatives.

Section 4. Investment Parameters. In the event that Borrower exercises their right to make trades of financial assets held in the Account, Borrower and Broker agree that any replacement assets will be subject to the following investment parameters: Equities must be traded on the New York Stock Exchange, the American Stock Exchange or the National Association of Securities Dealers Automated Quotation System; and Bonds must be AA rated or higher at the time of purchase.

Section 5. Customer Withdrawals and Trades. Notwithstanding anything contained in this Agreement to the contrary, Borrower shall have the right to execute, trade, withdraw financial assets from the Account or direct payment or delivery to third parties, provided that at all times, the fair market value of the financial assets in the Account, excluding the close held securities, shall not be less than $10,000,000.00, or such lesser amount as Creditor may from time to time inform Broker of in writing.

Section 6. Statements, Confirmations and Notices of Adverse Claims. Broker will send copies of all statements, confirmations and other correspondence concerning the Account simultaneously to each of Borrower and Creditor at the address set forth in the heading of this Agreement. If any person asserts any lien, encumbrance or adverse claim against the Account or in any financial asset carried therein, Broker will promptly notify Creditor and Borrower thereof.

Section 7. Responsibility of Broker. Except for permitting a withdrawal or payment in violation of Section 5 above, advancing margin or other credit to Borrower in violation of Section 2 above, or executing a trade in violation of Section 4 above, broker shall have no responsibility or liability to Creditor for making trades of financial assets held in the Account at the direction of Borrower, or their authorized representatives, or complying with entitlement orders concerning the Account from Borrower, or their authorized representatives, which are received by Broker before Broker receives a Notice of Exclusive Control. Broker shall have no responsibility or liability to Borrower for complying with a Notice of Exclusive Control or comply with entitlement orders concerning the Account originated by Creditor. Broker shall have no duty to investigate or make any determination as to whether a default exists under any agreement between Borrower and Creditor and shall complying with a Notice of Exclusive Control even if it believes that no such default exists. This Agreement does not create any obligation or duty of Broker or other than those expressly set forth herein.

Section 8. Tax Reporting. All items of income, gain, expense and loss recognized in the Account shall be reported to the Internal Revenue Service and all state and local taxing authorities under the name and taxpayer identification number of Borrower.

Section 9. Customer Agreement. In the event of a conflict between this Agreement and any other agreement between the Broker and Borrower, the terms of this Agreement will prevail. Regardless of any provision in any such agreement, Maryland shall be deemed to be the Broker’s location for the purposes of this Agreement and the perfection and priority of creditor’s security interest in the Account.

Section 10. Termination. The rights and powers granted herein to Creditor shall have been granted in order to perfect its security interest in the Account, are powers coupled with an interest and will neither be affected by the death or bankruptcy of Borrower nor by the lapse of time. The obligation of Broker under Sections 2, 3, 4, 5 and 6 above shall continue in effect until the security interest of Creditor in the Account has been terminated and Creditor has notified Broker of such termination in writing. Upon receipt of such notice the obligations of Broker under Sections 2, 3, 4, 5 and 6 above with respect to the operation and maintenance of the Account after the receipt of such notice shall terminate. Creditor shall have no further right to originate entitlement orders concerning the Account and Broker may take such steps as Borrower may request to vest full ownership and control of the Account in Borrower, including, but not limited to, transferring all of the financial assets and credit balances in the Account to another securities account in the name of Borrower or their designee.

Section 11. This Agreement. This Agreement, the schedules and exhibits hereto and the agreements and instruments required to be executed and delivered hereunder set forth the entire agreement of the parties with respect to the subject matter hereof and supersede and discharge all prior agreements (written or oral) and negotiations and all contemporaneous oral agreements concerning such subject matter and negotiations. There are no oral conditions precedent to the effectiveness of this Agreement.

Section 12. Amendments. No amendment, modification or termination of this Agreement or waiver of any right hereunder shall be binding on any party hereto unless it is in writing and is signed by the party to be charged.

Section 13. Severability. If any term or provision set forth in this Agreement shall be invalid or unenforceable, the remainder of this Agreement, or the application of such terms or provisions to persons or circumstances, other than those to which it is held invalid or unenforceable, shall be construed in all respects as if such invalid or unenforceable term or provision were omitted.

Section 14. Successors. The terms of this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors or heirs and personal representatives.

Section 15. Rules of Construction. In this Agreement, words in the singular number include the plural, and in the plural include the singular; words of the masculine gender include the feminine and the neuter, and when the sense so indicated words of the neuter gender may refer to any gender and the word “or” is disjunctive but not exclusive. The Captions and section numbers appearing in this Agreement are inserted only as a matter of convenience. They do not define, limit or describe the scope or intent of the provisions of this Agreement.

Section 16. Notices. Any notice, request or other communication required or permitted to be given under this Agreement shall be in writing and deemed to have been properly given when delivered in person, or when sent by telecopy or other electronic means and electronic confirmation of error free receipt is received or two days after being sent by certified or registered United States mail, return receipt requested, postage prepaid, addressed to the party at the address set forth next to such parties’ name below. Any party may change their address for notices in the manner set forth above.

Section 17. Counterparts. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing and delivering one or more counterparts.

Section 18. Choice of Law. The parties hereto agree that certain material events, occurrences and transactions relating to this Agreement bear a reasonable relationship to the State of Maryland. The validity, terms, performance and enforcement of this Agreement shall be governed by those laws of the State of Maryland which are applicable to agreements which are negotiated, executed, delivered and performed solely in the State of Maryland.

SIGNATURES:		ADDRESSES:

CREDITOR:

CHEVY CHASE BANK, F.S.B.

By:	/s/ NICHOLAS C. RICHARDSON	7501 Wisconsin Avenue, 12th Floor Bethesda, MD 20814
Name:	Nicholas C. Richardson
Title:	Vice President

BORROWER:

	/s/ ROBERT W. DEUTSCH	8502 Arborwood Road Baltimore, MD 21208
ROBERT W. DEUTSCH

	/s/ FLORENCE K. DEUTSCH	8502 Arborwood Road Baltimore, MD 21208
FLORENCE K. DEUTSCH

BROKER:

BROWN INVESTMENT ADVISORY & TRUST COMPANY

By:	/s/ D.M. CHURCHILL	901 South Bond Street Suite 400 Baltimore, MD 21231-3340
Name:	D.M. Churchill
Title:	CFO